Exhibit 99.1

NEWS RELEASE

Contacts:

Anika Therapeutics, Inc.

PondelWilkinson Inc.

Charles H. Sherwood, Ph.D., CEO	Rob Whetstone (310) 279-5963
Kevin W. Quinlan, CFO	Wade Huckabee (310) 279-5971
(781) 932-6616

ANIKA THERAPEUTICS REPORTS SECOND

QUARTER 2005 FINANCIAL RESULTS

WOBURN, Mass. – July 27, 2005 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported financial results for the second quarter and six months ended June 30, 2005.

Total revenue for the second quarter of fiscal 2005 increased 12.1% to $7,020,000, from $6,262,000 in the second quarter of 2004.  The company posted net income of $1,337,000 or $.12 per diluted share, for the 2005 second quarter compared with $765,000, or $.07 per diluted share, for the same period last year.

Total revenue for the six-month period ended June 30, 2005 rose 15.4% to $14,311,000 from $12,403,000 for the comparable period last year.  Net income was $2,539,000, or $.22 per diluted share, for the first six months of 2005 compared with $8,551,000, or $.75 per diluted share, for the first six months of 2004.  The 2004 net income figures include a one-time tax benefit amounting to $7,039,000, or $.62 per diluted share, recorded in the first quarter of last year.

During the quarter and six months ended June 30, 2005, the company recorded contract revenue of $2,249,000 and $3,167,000, respectively.  Product revenue was $4,084,000 for the second quarter, versus $5,690,000 in the same period last year.  For the six-month period, product revenue was $9,761,000 versus $11,259,000 in the comparable period in 2004.  Product revenue in the second fiscal quarter of 2005 was adversely affected by defective vendor-supplied finished goods packaged with the HA viscoelastic product resulting in a recall of ophthalmic product which reduced sales in the quarter by $1,359,000.  While the company expects to recapture most of these sales of ophthalmic product over the balance of the year, it is still assessing the overall financial impact on results for 2005.

(more)

Sales of the company’s OrthoVisc® product were $2,192,000 in the second quarter versus $2,796,000 in the same period last year.  The company expects the previously announced involvement of the DePuy Mitek division of Johnson & Johnson to begin impacting OrthoVisc sales in the third quarter of this year.  For the six-month period, OrthoVisc sales were $4,593,000 versus $5,071,000 in the comparable period of 2004.  Ophthalmic product sales for the second quarter were $1,570,000 versus $2,688,000 in the second quarter of 2004 which reflects the impact of the recall discussed above, and were $4,339,000 for the six-month period compared with $5,062,000 last year.  Second quarter sales of Hyvisc®, the company’s veterinary product, increased to $322,000 from $206,000 in the year ago period.  For the six-month period, Hyvisc sales totaled $829,000 versus $1,126,000 last year.

Product gross margin for the quarter was 48.2% versus 57.1% in the 2004 second quarter, reflecting the impact of the recall and product mix.  For the six-month period ended June 30, product gross margin was 47.6% versus 54.1% in the comparable period last year.

Total operating expenses were $2,936,000 for the second quarter of 2005, compared with $2,532,000 in the second quarter of 2004.  The increase reflects continued research and development activity associated with two clinical trials and an increase in selling, general and administrative expenses related to increases in professional service fees.  For the six-month period, total operating expenses increased to $5,427,000 from $4,747,000 in 2004.

Anika’s cash and cash equivalents at June 30, 2005 totaled $39,930,000.  The company has no long-term debt.

Conference Call Information

The company will hold a conference call to review its financial results, business highlights and outlook on Thursday, July 28, 2005, at 9:00 a.m. EDT.  In addition, the company may address during the conference call its business and financial developments and trends, including those involving product lines and business partners; and other business and financial matters affecting the company, which may contain information that has not been previously disclosed.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com.  The call will be archived and accessible on the same Web site for one year shortly after the completion of the call.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek and Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery.  It also produces STAARVISC™-II, which is distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization and margin growth, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, for osteoarthritis of the knee, (vii) the Company’s objectives towards increasing market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee, (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials, (ix) the Company’s plans for augmenting its infrastructure, and (x) the Company’s expectations regarding ophthalmic product sales during the remainder of 2005 and the impact of the ophthalmic product recall on future 2005 financial results.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P (and DePuy Mitek). pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 , and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

# # #

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Product revenue	$4,084,000	$5,690,000	$9,761,000	$11,259,000
Licensing, milestone and contract revenue	2,936,000	572,000	4,550,000	1,144,000
Total revenue	7,020,000	6,262,000	14,311,000	12,403,000
Cost of product revenue	2,117,000	2,442,000	5,111,000	5,163,000
Gross profit	4,903,000	3,820,000	9,200,000	7,240,000
Operating expenses:
Research and development	1,461,000	1,125,000	2,660,000	2,032,000
Selling, general and administrative	1,475,000	1,407,000	2,767,000	2,715,000
Total operating expenses	2,936,000	2,532,000	5,427,000	4,747,000
Income from operations	1,967,000	1,288,000	3,773,000	2,493,000
Interest income	275,000	80,000	487,000	126,000
Income before income taxes	2,242,000	1,368,000	4,260,000	2,619,000
Income tax expense (benefit)
Provision for income taxes	905,000	603,000	1,721,000	1,107,000
Benefit from release of valuation allowance	—	—	—	(7,039,000)
Net income	$1,337,000	$765,000	$2,539,000	$8,551,000

Basic net income per common share	$0.13	$0.08	$0.25	$0.85
Basic shares outstanding	10,391,538	10,060,866	10,330,883	10,024,138

Diluted net income per common share	$0.12	$0.07	$0.22	$0.75
Diluted shares outstanding	11,458,827	11,396,116	11,302,663	11,333,899

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$39,930,000	$39,339,000
Accounts receivable, net	2,744,000	2,354,000
Inventories	4,037,000	4,227,000
Current portion deferred income taxes	1,824,000	1,824,000
Prepaid expenses and other current assets	616,000	1,339,000
Total current assets	49,151,000	49,083,000
Property and equipment	10,675,000	10,349,000
Less accumulated depreciation	(9,616,000)	(9,394,000)
Net property and equipment	1,059,000	955,000
Long-term deposits	143,000	143,000
Deferred income taxes	9,357,000	9,357,000
Total assets	$59,710,000	$59,538,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$381,000	$791,000
Other accrued expenses	1,458,000	2,041,000
Deferred revenue	3,112,000	4,116,000
Total current liabilities	4,951,000	6,948,000

Long-term deferred revenue	20,250,000	22,227,000

Stockholders’ equity:
Common stock	105,000	103,000
Additional paid-in capital	34,243,000	32,639,000
Retained earnings (deficit)	161,000	(2,379,000)
Total stockholders’ equity	34,509,000	30,363,000
Total liabilities and stockholders’ equity	$59,710,000	$59,538,000